AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 6, 2006

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  AXM PHARMA, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-31886

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 301 of the Amex Company Guide (the “Company Guide”) which states that a company is not permitted to issue, or authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2.

The Common Stock of AXM Pharma, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

Net (Loss)

December 31, 2005

($11,088,281)

December 31, 2004

($13,989,854)

December 31, 2003

($6,771,556)

December 31, 2002

($52,357)

June 30, 2001

($148,674)

Three months ended

March 31, 2006

($4,387,397)

(b)

At March 31, 2006, the Company reported cash and cash equivalents of $13,620, a shareholders’ deficit of $122,715 and a working capital deficit of $9,684,781.

(c)

In contravention of Section 301 of the Company Guide, the Company issued the following shares of its common stock without first receiving approval from the Exchange: 150,000 shares to Madden Consulting, Inc. on August 31, 2005; 60,000 shares for services on September 8, 2005; 50,000 shares to Ashok Patel on September 9, 2005; and 245,645 to convertible debenture holders on September 19, 2005.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated February 1, 2006, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to present a plan in support of continued listing (the “Plan”).  Specifically, the Company was not in compliance with Section 1003(a)(iv)of the Company Guide. The Exchange’s letter also advised the Company that it would need to regain compliance with the Exchange’s continued listing standards by May 2, 2006.

(b)

The Company submitted its Plan by letter dated March 3, 2006. Subsequently, the Company’s Form 10-KSB for the fiscal year ended December 31, 2005 indicated that the Company had fallen below two additional continued listing standards.  Specifically, the Company was not in compliance with Section 1003(a)(iii) and Section 301 of the Company Guide. Therefore, the Exchange rejected the Company’s Plan and determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated April 20, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than April 27, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel (the ”Panel”).

(c)

By letter dated April 27, 2006, the Company appealed Staff’s determination and requested a written hearing.

(d)

Subsequently, the Company was not in compliance with the continued listing standards by the required date of May 2, 2006. In addition, on May 22, 2006 the filed its Form 10-QSB for the period ended March 31, 2006.  This filing indicated that the Company had fallen below two additional continued listing standards. Specifically, the Company was not in compliance with Section 1003(a)(i) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years; and Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.

(e)

On May 31, 2006, a written hearing was conducted by the Panel.  By letter dated June 1, 2006, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(f)

The Company did not appeal the Panel’s decision to the Committee on Securities.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Harry Zhang, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC